Exhibit 99.1

Howard Edelstein – NYFIX - CEO

This morning we announced that NYFIX has reached a definitive agreement to be acquired by NYSE Euronext in an all cash transaction with a total value of approximately $144,000,000, including preferred stock consideration.  A press release issued jointly with NYSE Euronext is available on our website, and I encourage you to read it to get an understanding of the strategic rationale behind the transaction, particularly from the NYSE Euronext point of view.  Both the NYFIX and NYSE Euronext Boards of Directors have approved the transaction, which is subject to the customary regulatory approvals and to approval by NYFIX shareholders.

We believe this deal offers substantial value to NYFIX shareholders.  The purchase price of $1.675 per common share represents a 95% premium over yesterday’s closing price for our stock.  This in part reflects the fact that preferred shareholders will receive approximately $2 million less than the amount that they would be entitled to under NYFIX's Certificate of Incorporation. And, since this is an all cash transaction, there is no share price or market risk associated with the deal.

You should also know that we engaged in discussions with a number of potential strategic partners in recent months, and that the proposed transaction with NYSE Euronext reflects the result of a competitive bidding process overseen by an independent special committee of the NYFIX Board involving multiple interested parties.  Finally, our Board also received two separate fairness opinions in connection with the transaction.

We believe this is also an attractive deal for NYFIX customers, who will benefit greatly through the combination of two of the industry’s leading trading communities, creating a global transaction marketplace connecting buy-side and sell-side, as well as from the strength of the NYSE Euronext platform and global brand.  NYSE Technologies offers one of the most comprehensive suites of high quality commercial technology products available in the market and the integration of both the FIX Software business and the NYFIX Marketplace will directly complement these products.

With respect to the NYFIX Transaction Services business, NYSE Euronext will be exploring various alternatives.

We know many of you will have questions regarding today’s announcement. I would like to ask for your patience as today my remarks are limited to what is in the press release. We will not be taking questions at the end of the call.

Since the transaction requires shareholder approval, we will be filing a proxy statement in about two weeks. The proxy statement includes a comprehensive overview of the transaction and the process the board undertook. Once the proxy is filed, we will be able to have more complete discussions with our shareholders regarding the transaction announced today.

After the proxy is reviewed by the SEC, we will set a date for a special shareholders meeting to vote on the transaction, which will probably be sometime in the fourth quarter. We would expect the transaction to close shortly thereafter. I thank you for your patience and understanding and we look forward to communicating with you once the proxy is filed.